AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 29, 1998
                                    REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D. C. 20549
                               _______________

                                   FORM S-6
                               _______________

                  FOR REGISTRATION UNDER THE SECURITIES ACT
                   OF 1933 OF SECURITIES OF UNIT INVESTMENT
                       TRUSTS REGISTERED ON FORM N-8B-2
                               _______________

                           A.  EXACT NAME OF TRUST:

                            CORPORATE INCOME FUND
                         INTERMEDIATE TERM SERIES-201
                            DEFINED ASSET FUNDS
                          (A UNIT INVESTMENT TRUST)

B.  NAMES OF DEPOSITORS:

              MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                             SALOMON SMITH BARNEY INC.
                          PAINEWEBBER INCORPORATED
                          DEAN WITTER REYNOLDS INC.

C.  COMPLETE ADDRESSES OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:

MERRILL LYNCH, PIERCE, FENNER & SMITH                  SALOMON SMITH BARNEY INC.
           INCORPORATED                              388 GREENWICH STREET
       DEFINED ASSET FUNDS                                23RD FLOOR
          P.O. BOX 9051                              NEW YORK, N.Y. 10013
    PRINCETON, N.J. 08543-9051


   DEAN WITTER REYNOLDS INC.                       PAINEWEBBER INCORPORATED
   TWO WORLD TRADE CENTER--                       1285 AVE. OF THE AMERICAS
          59TH FLOOR                                 NEW YORK, N.Y. 10019
     NEW YORK, N.Y. 10048

D.  NAMES AND COMPLETE ADDRESSES OF AGENTS FOR SERVICE:

   TERESA KONCICK, ESQ.                                 DOUGLAS LOWE, ESQ.
       P.O BOX 9051                                 DEAN WITTER REYNOLDS INC.
PRINCETON, N.J. 08543-9051                           TWO WORLD TRADE CENTER--
                                                           59TH FLOOR
                                                      NEW YORK, N. Y. 10048

                                                            COPIES TO
  LAURIE HESSLEIN          ROBERT E. HOLLEY        PIERRE DE SAINT PHALLE, ESQ.
388 GREENWICH STREET  1285 AVENUE OF THE AMERICAS     450 LEXINGTON AVENUE
NEW YORK, N.Y. 10013     NEW YORK, N.Y. 10019         NEW YORK, N.Y. 10017

E.  TITLE OF SECURITIES BEING REGISTERED:

 An indefinite number of Units of Beneficial Interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended.

F.  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

 As soon as practicable after the acquisition and deposit of the underlying obligations.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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                            DEFINED ASSET FUNDS[SM]
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           SUBJECT TO COMPLETION, PROSPECTUS DATED SEPTEMBER 29, 1998

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                                             CORPORATE INCOME FUND
AN INDEFINITE NUMBER OF UNITS                INTERMEDIATE TERM SERIES-201
                                             DEFINED ASSET FUNDS
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     A FINAL PROSPECTUS FOR A PRIOR CORPORATE INCOME FUND INTERMEDIATE TERM SERIES OF DEFINED ASSET FUNDS IS HEREBY INCORPORATED BY REFERENCE AND USED AS A PRELIMINARY PROSPECTUS FOR THIS INTERMEDIATE TERM SERIES. THE NARRATIVE INFORMATION AND STRUCTURE OF THE FINAL PROSPECTUS FOR THIS SERIES WILL BE SUBSTANTIALLY THE SAME AS THAT OF THE PREVIOUS PROSPECTUS EXCEPT THAT THE BONDS TO BE INCLUDED IN THE PORTFOLIO OF THIS SERIES WILL BE DIFFERENT THAN THOSE INCLUDED IN THE PREVIOUS SERIES. INFORMATION WITH RESPECT TO PRICING, THE NUMBER OF UNITS, DATES AND SUMMARY INFORMATION REGARDING THE CHARACTERISTICS OF BONDS TO BE DEPOSITED IN THIS SERIES IS NOT NOW AVAILABLE AND WILL BE DIFFERENT FROM THAT SHOWN SINCE EACH SERIES HAS A UNIQUE PORTFOLIO. ACCORDINGLY, THE INFORMATION CONTAINED HEREIN WITH REGARD TO THE BONDS SHOULD BE CONSIDERED AS BEING INCLUDED FOR INFORMATIONAL PURPOSES ONLY. THE RATINGS OF THE BONDS IN THIS SERIES ARE EXPECTED TO BE COMPARABLE TO THAT OF THE SECURITIES IN THE PREVIOUS SERIES. HOWEVER, THE ESTIMATED CURRENT AND LONG-TERM RETURNS FOR THE BONDS IN THIS SERIES WILL DEPEND ON THE INTEREST RATES AND OFFERING SIDE EVALUATION OF THE BONDS AND MAY VARY MATERIALLY FROM THOSE OF THE PREVIOUS SERIES. INVESTORS SHOULD CONTACT ACCOUNT EXECUTIVES OF THE UNDERWRITERS WHO WILL BE INFORMED OF THE EXPECTED EFFECTIVE DATE OF THIS SERIES AND WHO WILL BE SUPPLIED WITH COMPLETE INFORMATION WITH RESPECT TO SUCH SERIES ON THE DAY OF AND IMMEDIATELY PRIOR TO THE EFFECTIVENESS OF THE REGISTRATION STATEMENT RELATING TO UNITS OF THIS SERIES.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                                   PART II

            ADDITIONAL INFORMATION NOT INCLUDED IN THE PROSPECTUS

   A. The following information relating to the Depositors is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement.

I. Bonding arrangements of each of the Depositors are incorporated by reference to Item A of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

II. The date of organization of each of the Depositors is set forth in Item B of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241) and is herein incorporated by reference thereto.

III. The Charter and By-Laws of each of the Depositors are incorporated herein by reference to Exhibits 1.3 through 1.12 to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

IV. Information as to Officers and Directors of the Depositors has been filed pursuant to Schedules A and D of Form BD under Rules 15b1-1 and 15b3-1 of the Securities Exchange Act of 1934 and is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement:

                                                               SEC FILE OR
                                                            IDENTIFICATION NO.
                                                            __________________


         Merrill Lynch, Pierce, Fenner & Smith Incorporated        8-7221
         Salomon Smith Barney Inc.                                 8-8177
         PaineWebber Incorporated                                 8-16267
         Dean Witter Reynolds Inc.                                8-14172

     B. The Internal Revenue Service Employer Identification Numbers of the Sponsors and Trustee are as follows:

         Merrill Lynch, Pierce, Fenner & Smith Incorporated    13-5674085
         Salomon Smith Barney Inc.                             13-1912900
         PaineWebber Incorporated                              13-2638166
         Dean Witter Reynolds Inc.                             94-0899825
         The Chase Manhattan Bank                              13-4994650



                                     II-1


     A final prospectus of Defined Asset Funds - Corporate Income Fund (Reg. No. 333-49975), which is incorporated herein by reference; may be used as a preliminary prospectus for this Series.

                      CONTENTS OF REGISTRATION STATEMENT

 THE REGISTRATION STATEMENT ON FORM S-6 COMPRISES  THE  FOLLOWING  PAPERS  AND
DOCUMENTS:

 The facing sheet of Form S-6.
   The Cross-Reference Sheet (incorporated by reference to the Cross-Reference Sheet to the Registration Statement of the Corporate Income Fund, One Hundred Eighty-Fifth Monthly Payment Series,
   1933 Act File No. 2-88230).
 The Prospectus.
 Additional Information not included in the Prospectus (Part II).

 The following exhibits:

     1.1    -- Form of Trust Indenture (incorporated by reference to Exhibit
                    1.1 to the Registration Statement of The Corporate Income Fund, Intermediate Term Series-47, Defined Asset Funds, 1933 Act File No. 33-49829).

     1.1.1  -- Form of Standard Terms and Conditions of Trust Effective
                    October 21, 1993 (incorporated by reference to Exhibit
                    1.1.1 to the Registration Statement of Multistate Series-48, Defined Asset Funds, 1933 Act File No. 33-50247).

     1.2    --  Form of Master Agreement Among Underwriters (incorporated by reference to Exhibit 1.2 to the Registration Statement of The Corporate Income Fund, One Hundred Ninety-Fourth Monthly Payment Series, 1933 Act File No. 2-90925).

     2.1    --  Form of Certificate of Beneficial Interest (included in
                    Exhibit 1.1.1).

    *3.1    --  Opinion of counsel as to the legality of the securities being issued including their consent to the use of their names under the heading "How the Fund Works--
                    Legal Opinion" in the Prospectus.

     *4.1   --  Consent of the Evaluator.

     *5.1   --  Consent of independent public accountants.

      9.1   --  Information Supplement (incorporated by reference to
                Exhibit 9.1 to the Registration Statement of
                Corporate Income Fund, Intermediate Term Series - 54, 1933 Act File No. 33-57973).
__________

  * To be filed by Amendment.


                                     R-1


                                 SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK AND STATE OF NEW YORK ON THE 29TH DAY OF SEPTEMBER, 1998.

           Signatures appear on pages R-3, R-4, R-5 and R-6.

     A majority of the members of the Board of Directors of Merrill Lynch, Pierce, Fenner & Smith Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Salomon Smith Barney Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Executive Committee of the Board of Directors of PaineWebber Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Dean Witter Reynolds Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.


                                     R-2


MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
               DEPOSITOR


By the following persons, who constitute a        Powers of Attorney have been
   majority of the Board of Directors of          filed under Form SE and
   Merrill Lynch, Pierce, Fenner & Smith          the following 1933 Act
   Incorporated:                                  File Number: 33-43466
                                                  and 33-51607

       HERBERT M. ALLISON, JR.
       BARRY S. FRIEDBERG
       EDWARD L. GOLDBERG
       STEPHEN L. HAMMERMAN
       JEROME P. KENNEY
       DAVID H. KOMANSKY
       DANIEL T. NAPOLI
       THOMAS H. PATRICK
       JOHN L. STEFFENS
       DANIEL P. TULLY
       ROGER M. VASEY
       ARTHUR H. ZEIKEL








       By  DANIEL C. TYLER
          (As authorized signatory for
          Merrill Lynch, Pierce, Fenner & Smith Incorporated and Attorney-in-fact for the persons listed above)


                                     R-3


   SALOMON SMITH BARNEY INC.
      DEPOSITOR


   By the following persons,                Powers of Attorney have
      who constitute a majority of             been filed under the
      the Board of Directors of                1933 Act File
      Salomon Smith Barney Inc.:                       Numbers: 33-49753,
                                               33-55073, 333-10441
                                               and 333-41765


       JAMES DIMON
       DERYCK C. MAUGHAN


       By  GINA LEMON
          (As authorized signatory for
          Salomon Smith Barney Inc. and
          Attorney-in-fact for the persons listed above)


                                     R-4


   PAINEWEBBER INCORPORATED
      DEPOSITOR



   By the following persons, who               Powers of Attorney have
      constitute the                             been filed under
      Board of Directors of                      Form SE and the
      PaineWebber Incorporated:                  following 1933 Act
                                                 File Number: 2-61279




              MARGO N. ALEXANDER
              TERRY L. ATKINSON
              BRIAN M. BAREFOOT
              STEVEN P. BAUM
              MICHAEL CULP
              REGINA A. DOLAN
              JOSEPH J. GRANO, JR.
              EDWARD M. KERSCHNER
              JAMES P. MacGILVRAY
              DONALD B. MARRON
              ROBERT H. SILVER
              MARK B. SUTTON

              By  ROBERT E. HOLLEY
                 (As authorized signatory for
                 PaineWebber Incorporated and
                 Attorney-in-fact for the persons listed above)


                                     R-5



     DEAN WITTER REYNOLDS INC.
          DEPOSITOR



   By the following persons,         Powers of Attorney have been
      who constitute a majority of     filed under Form SE and
      the Board of Directors of        the following 1933 Act
      Dean Witter Reynolds Inc.:       File Number: 33-17085
                                       and 333-13039

          RICHARD M. DeMARTINI
          ROBERT J. DWYER
          CHRISTINE A. EDWARDS
          CHARLES A. FIUMEFREDDO
          JAMES F. HIGGINS
          MITCHELL M. MERIN
          STEPHEN R. MILLER
          RICHARD F. POWERS III
          PHILIP J. PURCELL
          THOMAS C. SCHNEIDER
          WILLIAM B. SMITH




          By  MICHAEL D. BROWNE
             (As authorized signatory for
             Dean Witter Reynolds Inc. and
             Attorney-in-fact for the persons listed above)


                                    R-6